Exhibit 10.6

RAM REINSURANCE COMPANY LTD. AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT PLAN

ARTICLE I

INTRODUCTION

     This Plan has been established to provide deferred Compensation and retirement benefits to key Employees of the Company.

ARTICLE II

DEFINITIONS

     As used in the Plan the following terms shall be defined by the meanings set forth below.

     “ACCOUNT” means an individual bookkeeping account established for each Participant to record the contributions made thereto under the Plan and the investment gains and losses thereof.

     “BENEFICIARY” means the person(s) designated by the Participant in writing on the form provided to the Committee to receive any survivor benefit payable under the Plan. In the absence of an effective designation, or if no named beneficiary shall survive the Participant, the beneficiary shall be the Participant’s Spouse, if surviving, or if there is no surviving Spouse, the Participant’s issue, per stirpes, or if there are no surviving issue, the Participant’s estate.

     “BOARD” means the Board of Directors of the Company.

     “COMMITTEE” means the Compensation Committee of the Board.

     “COMPANY” means RAM Reinsurance Company Ltd..

     “COMPENSATION” means the sum of the Company paid (i) base salary earned (exclusive of any amounts identified as cost of living allowances) by the Participant during the calendar year, (ii) any guaranteed cash bonuses accrued by Participants during the calendar year and, (iii) any non-guaranteed cash bonuses paid to Participants during the calendar year.

     “DISABILITY” means (i) total disability as defined in the long-term disability benefit plan of the Company, as in effect from time to time or (ii) if there is no such plan at the applicable time, physical and or mental incapacity as determined solely by the Committee. Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

     “EFFECTIVE DATE” means July 1, 2000, or the date of commencement of employment with the Company by the Participant if that commencement date is subsequent to July 1, 2000.

     “EMPLOYEE” means an employee of the Company.

     “EMPLOYER” means the Company and any corporation or other entity (or any division or unit thereof) (collectively or individually, as the context may indicate) which is designated, by appropriate action of the Board, as a participating Employer under the Plan and which adopts the Plan by appropriate action of its board of directors or other governing body, as applicable. As to any Participant, at any time of reference, “Employer” means his employer.

     “PARTICIPANT” means an Employee designated by the Committee as a Participant in the Plan. An individual will be deemed to be a Participant for as long as he has an Account.

     “PLAN” means this RAM Reinsurance Company Ltd. Supplemental Retirement Plan.

     “PLAN YEAR” means the fiscal year of the Company.

     “RETIREMENT” means retirement from employment as an Employee at or after the age of 65 or, with the consent of the Committee prior to age 65 but at or after age 55.

     “SPOUSE” means the person to whom the Participant was legally married on the date of the Participant’s death.

     “UNFORESEEABLE EMERGENCY” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Spouse, Beneficiary or a dependant (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to a casualty, or a similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE III

PARTICIPATION

      3.1 Eligibility. Every U.S. citizen Employee who works more than 35 hours per week and earns Compensation greater than the limitation in effect for such Plan Year pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, may participate in the Plan for such Plan year.

ARTICLE IV

FUNDING

     4.1 Status of Participants. The rights of a Participant or Beneficiary to benefits under this Plan shall be solely those of an unsecured creditor of the Participant’s Employer.

     4.2 Employee Contributions. Subject to the approval of the Committee and the requirements of applicable law (including, without limitation, the requirements of Section 409A of the Code), a Participant may elect to defer some or all of his Compensation, provided that such election is made no later than the close of the Participant’s taxable year proceeding the year in which the Compensation is earned. Deferrals shall be made by means of payroll deduction and the amounts so deducted shall be credited to the Participant’s Account(s) in accordance with his or her payment election form.

     4.3 Employer Contributions. For each Plan Year commencing on or after the Effective Date but prior to January 1, 2008, the Employer will contribute to the Account of each Participant employed thereby during the Plan Year an amount equal to 10% of the Compensation of such Participant, less any other Employer contributions made into any other retirement plan of the Company for such Plan Year on behalf of such Participant. These contributions shall be deposited to each Participant’s Account on a monthly basis in arrears with the first such payment being made on July 31, 2000.

ARTICLE V

ACCOUNTS

     5.1 Investing. A Participant may elect to have his Account invested among the investment options offered under the Plan from time to time. The balance to the credit of each Account will increase or decrease depending on the investment results so obtained. The investment elections made by a Participant shall be in accordance with the procedures and limitations of the Plan.

ARTICLE VI

VESTING

     6.1 Employer Contribution Percentages. A Participant will become fully vested in the portion of his Account attributable to the contributions made by his Employer hereunder and the investment earnings or losses thereon after 12 months from the date of his commencement of employment with his Employer. Should an Employee’s employment with his Employer be terminated for any reason other than death or Disability prior to completion of the aforementioned 12-month service requirement, such Employee will not be entitled to any benefit under this Plan.

     6.2 Employee Contribution Percentages. A Participant is always 100% vested in the portion of his Account attributable to his own contributions and the investment earnings or losses thereon.

ARTICLE VII

DISTRIBUTIONS

     7.1 The Participant’s Account shall be distributed in accordance with his or her election as set forth in the Participant’s enrollment form and/or Deferral Agreement, as may be amended (to the extent permitted) without incurring a 20% additional tax under Section 409A of the Code. In no event shall the amount distributed exceed the amount of the Account balance as of the date of distribution.

     7.2 Death/Disability. Upon the occurrence of a Participant’s death or Disability, his entire Account shall become 100% vested and the balance to the credit thereof will be paid to the Participant or his Beneficiary(s), as applicable, in a single sum payment as soon as reasonably practicable thereafter, but in no event later than the end of the taxable year in which the Participant’s death or Disability occurs or within 90 days following the date of death or Disability.

     7.3 Unforeseeable Emergency. In the event that a Participant experiences an Unforeseeable Emergency, at the sole discretion of the Committee, all or a portion of the vested Account balance thereof may be paid to the Participant to the extent reasonably necessary to satisfy the Participant’s emergency need. Such payment will be made as soon as reasonably practicable after the application for emergency relief is sought, but in no event later than the end of the taxable year in which the Unforeseeable Emergency occurs or within 90 days following the date of the Unforeseeable Emergency.

     7.4 Six-Month Delay. With respect to any payment or distribution that is subject to Section 409A of the Code, and with respect to which a payment or distribution is to be made upon a termination of service, if the Participant is determined by the Company to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and any of the Company’s stock is publicly traded on an established securities market or otherwise, such payment or distribution may not be made before the date which is six months after the date of termination of service (to the extent required under Section 409A of the Code).

ARTICLE VIII

ADMINISTRATION

     8.1 Committee. The Plan will be administered by the Committee. The Committee will have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, and any other related documents, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make determinations necessary or advisable in administering the Plan, (v) to make all decisions regarding financial hardship withdrawals under Section 7.2, and (vi) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. Notwithstanding any other provision of the Plan, the Committee shall administer the Plan, and exercise authority and discretion under the Plan, to satisfy the requirements of Section 409A of the Code or any exemption thereto.

     8.2 Retention of Experts. The Committee may retain such accountants, counsel and other experts as the Committee deems necessary or desirable in connection with the administration of the Plan, the reasonable fees and expenses of which shall be paid by the Company.

     8.3 Payments. The Company will pay all reasonable expenses incurred in administering the Plan, including but not limited to, the payment of fees incurred pursuant to Section 8.2.

ARTICLE IX

AMENDMENT AND TERMINATION

     9.1 Amendments. The Board may at any time amend the Plan (in compliance with Section 409A of the Code), provided that no amendment may decrease any Participant’s or Beneficiary’s Account balance as of the time immediately prior to the adoption of such amendment or its effective date, whichever is later, or defer or delay payments to any Participant or Beneficiary without the express written consent thereto by such Participant or Beneficiary. Written notice of any amendments will be given to each Participant.

     9.2 Termination. The Board may terminate the Plan at any time in its sole discretion provided, however, that (a) the termination of the Plan shall not result in any decrease of a Participant’s or Beneficiary’s Account balance as of the time immediately prior to such termination, (b) all of the Participants’ and Beneficiaries’ Accounts shall become 100% vested as of such termination, (c) all of the Participants’ and Beneficiaries’ Accounts shall be fully distributed to the Participants or Beneficiaries, as applicable, as soon as reasonably practicable thereafter and (d) such termination is administered in compliance with Section 409A of the Code, as applicable, and in particular Section 1.409A -3(j)(4)(ix) of the Code.

ARTICLE X

MISCELLANEOUS

     10.1 Compliance with Section 409A. To the extent applicable, it is intended that this Plan comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

     10.2 Right to Employment. Nothing contained within this Plan guarantees a Participant employment with the Company or any Employer, nor does the Plan limit the right of the Company or any Employer to terminate a Participant’s employment therewith.

     10.3 Gender and Number. In interpreting the Plan, the masculine gender will include the feminine and the singular will include the plural unless the text indicates otherwise.

     10.4 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

Signed for on behalf of the Committee by:

/s/ Conrad P. Voldstad	Date:	November 11, 2008
Conrad P. Voldstad
Chairman of the Compensation Committee